Exhibit 99.1

Contact:
Investors	News Media
Maggie Flynn Morris	John Stevens
(617) 369 8577	(617) 867 1451
maggiemorris@digitasinc.com	jstevens@digitasinc.com

DIGITAS INC. SIGNS AGREEMENT TO PURCHASE MEDICAL BROADCASTING COMPANY

BOSTON, January 3, 2006–Digitas Inc. (Nasdaq: DTAS) today announced that it has signed a definitive agreement to acquire Medical Broadcasting Company (MBC), one of the largest healthcare interactive marketing agencies in the country. The closing of the transaction is subject to certain conditions and approvals including the purchase of a third party’s minority interest in MBC and is expected to be completed in the first quarter of 2006. MBC will retain its brand identity, operating as a third agency of Digitas Inc., which includes Digitas LLC and Modem Media, and will be led by its existing leadership team, which includes David Kramer and Linda Holliday.

Founded in 1990, MBC specializes in the creation of innovative, integrated marketing programs for clients in the pharmaceutical, biotechnology, and medical devices industries. MBC services include digital marketing strategy, web analytics, online media planning and buying, search engine marketing, creative design, web development, video production, and relationship marketing. Its current client roster consists of many of the largest healthcare organizations in the world, including 8 of the top 10 pharmaceutical companies as ranked by worldwide healthcare revenue.

“MBC’s wealth of industry expertise in both professional and patient communications is a complement to our strategy of targeting the healthcare and pharmaceuticals marketplace,” said David Kenny, chairman and chief executive officer, Digitas Inc.

MBC co-founders David Kramer and Linda Holliday said, “We’ve enjoyed long-term relationships with a blue-chip roster of healthcare and pharmaceutical companies. Now, thanks to a doubling in consumers’ use of the Internet as a medical information source and its ranking only behind care providers as the most credible source, on-line marketing is ascending to become a new leading media channel for healthcare. Many of our clients are preparing to advance their businesses’ online strategy to address this and we see tremendous benefit in being affiliated with the robust digital marketing capabilities found in the Digitas Inc. family of agencies.”

The privately-held MBC expects fee revenues of $23 - $25 million for the year ending December 31, 2005 and is profitable. MBC has 140 employees at its office in Philadelphia.

Under the terms of the purchase agreement, the total purchase price will be determined on a three year earn-out arrangement and will be paid in a combination of cash and stock. An initial payment of $30.4 million comprised of $22.4 million in cash and $8 million in Digitas Inc. common stock will be made at the time of closing. The calculation and payment of the earn-out will be based upon MBC’s future financial performance achieved through December 31, 2008.

Digitas Inc. expects to discuss the acquisition following the transaction’s close. Digitas Inc. said it anticipates the deal to be financially accretive to its earnings in 2006.

About Digitas Inc.

Digitas Inc. (Nasdaq: DTAS) is among the world’s largest marketing services organizations and is the parent company of two of the industry’s most successful digital and direct marketing companies: Modem Media and Digitas LLC. Digitas Inc. companies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AT&T, Delta Air Lines, General Motors, IBM, and Kraft Foods. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with locations in Atlanta, London, Norwalk, and San Francisco; and, Digitas with locations in Boston, Chicago, Detroit and New York, employ more than 1,700 professionals.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements by David Kramer and Linda Holliday, statements concerning the terms and timing of the acquisition of MBC, MBC’s projected revenue and the financial contribution to earnings expected by Digitas Inc.’s management. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, the possibility that the proposed acquisition will not close; that the closing may be delayed or that the companies may be required to modify aspects of the acquisition to close the acquisition; the satisfaction of closing conditions to the acquisition; the reaction of clients of Digitas Inc. and MBC to the acquisition; Digitas Inc.’s timing and ability to successfully integrate MBC’s operations (including migration of MBC to Digitas Inc.’s systems and controls) and employees; the introduction of new services by competitors or the entry of new competitors into the markets for Digitas Inc.’s and MBC’s services; the failure by Digitas Inc. to retain key employees of MBC; failure to further develop and successfully market MBC’s service offerings; failure to achieve anticipated revenues and earnings; and costs related to the acquisition. A further list and description of some of the risks and uncertainties potentially impacting Digitas Inc.’s business and future performance can be found in Digitas Inc.’s filings with the Securities Exchange Commission. Statements made today by Digitas Inc. concerning the acquisition’s expected financial contribution to earnings represents a point-in-time estimate and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. Digitas Inc. expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.

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